                                                                    Exhibit 99.1

Friday August 10, 9:51 am Eastern Time

Press Release

SOURCE: Republic Services, Inc.


REPUBLIC SERVICES, INC. COMPLETES $450 MILLION DEBT OFFERING

FORT LAUDERDALE, Fla., Aug. 10 /PRNewswire/ -- Republic Services, Inc. (NYSE:
RSG - news) announced today it completed a $450 million public debt offering. The senior notes mature in 2011 and have a coupon of 6.75%. The Company intends to use proceeds from the offering, which is expected to close on August 15, 2001, to repay short-term bank debt. The lead managers for the offering were Banc of America Securities LLC, Merrill Lynch & Co. and Deutsche Banc Alex. Brown.

Commenting on the debt offering, James E. O'Connor, Chief Executive Officer of Republic Services, said, "The attractive rate environment has provided the Company with a compelling opportunity to obtain low-cost long- term financing. We are particularly pleased with the strong demand we received on the offering which allowed us to increase its size to $450 million from $400 million. We believe that the market's positive reaction to this offering demonstrates wide support for our financial strategy."

Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company's operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.

Certain statements and information included herein constitute "forward- looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied, in or by such forward-looking statements. Such factors include, among other things, whether the Company's estimates and assumptions concerning its selected balance sheet accounts, closure and post-closure costs, available airspace, and projected costs and expenses related to the Company's landfills and property, plant and equipment turn out to be correct or appropriate, and various factors that will impact the actual business and financial performance of the Company such as competition in the solid waste industry; dependence on acquisitions for growth; the Company's ability to manage growth; compliance with and future changes in environmental regulations; the Company's ability to obtain approval from regulatory agencies in connection with expansions at the Company's landfills; the ability to obtain financing on acceptable terms to finance the Company's operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the ability of the Company to repurchase common stock at prices that are accretive to earnings per share; the Company's dependence on key personnel; general economic conditions, including but not limited to inflation and changes in fuel, labor, commodity pricing and other variable costs that are generally not within the control of the Company; dependence on large, long-term collection contracts; risks associated with undisclosed liabilities of acquired businesses; risks associated with pending legal proceedings; and other factors contained in the Company's filings with the Securities and Exchange Commission.